UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 12, 2015

Remy International, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-13683	47-1744351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Corporation Drive

Pendleton, IN 46064

(Address of Principal Executive Offices, including Zip Code)

(765) 778-6499

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On July 12, 2015, Remy International, Inc., a Delaware corporation (“Remy” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BorgWarner Inc., a Delaware corporation (“Parent”), and Parent’s wholly-owned subsidiary, Band Merger Sub, Inc., a Delaware corporation (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.0001 per share of the Company issued and outstanding immediately prior to the effective time of the Merger (each, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or the Company, or by any subsidiary of Parent, Merger Sub or the Company, in each case except to the extent held by any such person on behalf of a third party and (ii) shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Delaware law) will be cancelled and converted into the right to receive cash in an amount, without interest, equal to $29.50.

Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Merger by the holders of a majority of the outstanding Shares, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the making or obtaining of any filings, authorizations, consents or approvals regarding the Merger required pursuant to Antitrust Laws (as defined in the Merger Agreement) in Austria, Germany, China, Korea and Mexico and the termination or expiration of any applicable waiting period thereunder and (iv) other customary closing conditions, including (a) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers), (b) each party’s compliance with its agreements and covenants contained in the Merger Agreement and (c) the absence of any law, ordinance, rule, regulation, order, judgment or decree being in effect that restrains or enjoins, or otherwise prohibits or makes illegal, the consummation of the Merger.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Parent, and Merger Sub. The Company has agreed to operate its business in all material respects in the ordinary course of business consistent with past practice until the completion of the transactions. The Company has also agreed not to solicit or initiate proposals regarding alternative transactions and to certain restrictions on its ability to respond to any such proposals. Parent and Merger Sub have agreed to use reasonable best efforts to obtain approval of the proposed transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable Antitrust Laws (as defined in the Merger Agreement), as more fully set forth in and subject to the terms and conditions of the Merger Agreement.

The Merger Agreement allows the Company to continue to pay regular quarterly dividends of up to $0.11 per share, subject to board approval.

The Merger Agreement allows the Company to terminate the Merger Agreement prior to the approval of the Merger by the holders of Shares to enter into an agreement with respect to an unsolicited alternative acquisition proposal from a third party that the board of directors of the Company has determined is superior to the current transaction (as described in further detail in the Merger Agreement, a “Superior Proposal”) and also includes other specified termination rights for both the Company and Parent. In certain circumstances, the Company must pay to Parent a termination fee in connection with the termination of the Merger Agreement. The Company must pay Parent the termination fee in the event that the Merger Agreement is terminated by Parent following a change of recommendation by the board of directors of the Company or if the Company terminates the Merger Agreement to enter into a Superior Proposal, in each case, as is described in further detail in the Merger Agreement. Under certain additional circumstances described in the Merger Agreement, the Company must also pay Parent the termination fee if the Merger Agreement is terminated and, within twelve months following such termination, (i) the Company enters into a definitive agreement for, or consummates, a transaction of the type described in the relevant provisions of the Merger Agreement, or (ii) the Company’s board of directors recommends to stockholders an alternative acquisition proposal for a transaction of the type described in the relevant provisions of the Merger Agreement and, subsequent to making such recommendation, consummates the proposal so recommended to Company stockholders. The termination fee is $14,156,000 (or approximately 1.5% of the aggregate amount of merger consideration currently expected to be payable in connection in the Merger) if it becomes payable in connection with a Superior Proposal on or prior to 11:59 p.m., Chicago Time, on August 12, 2015 (and in certain other limited circumstances described in the Merger Agreement), and, otherwise, the termination fee is $28,313,000 (or approximately 3.0% of the aggregate amount of merger consideration currently expected to be payable in connection in the Merger).

The parties to the Merger Agreement are also entitled to an injunction or injunctions to prevent breaches of the Merger Agreement, and to enforce specifically the terms of the Merger Agreement.

The board of directors of the Company unanimously (i) approved and declared advisable the Merger Agreement, the Voting and Support Agreement and the transactions contemplated by the Merger Agreement and the Voting and Support Agreement, including the Merger, upon the terms and subject to the conditions set forth therein, (ii) determined that the Merger Agreement, the Voting and Support Agreement and the transactions contemplated by the Merger Agreement and the Voting and Support Agreement are fair to, and in the best interests of, the Company and its stockholders and (iii) adopted a resolution recommending that the Merger Agreement be adopted by the stockholders of the Company in accordance with the provisions of the Delaware General Corporation Law.

The foregoing summary of the principal terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of the Merger Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference. The summary and the copy of the Merger Agreement are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company or Parent in its public reports filed with the SEC. In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to any party to the Merger Agreement. The Merger Agreement includes representations, warranties and covenants of the Company, Parent and Merger Sub made solely for the benefit of the parties to the Merger Agreement. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the Company, Parent and Merger Sub and may be subject to important qualifications and limitations agreed to by the Company, Parent and Merger Sub in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to the Company’s or Parent’s SEC filings or may have been used for purposes of allocating risk among the Company, Parent and Merger Sub rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

Voting and Support Agreement

On July 12, 2015, concurrently with the execution of the Merger Agreement, H Partners Management, LLC, H Partners, LP, H Partners Capital, LLC, P H Partners Ltd., H Offshore Fund Ltd. and Rehan Jaffer (collectively, “H Partners”) and the Company entered into a voting and support agreement (“Voting and Support Agreement”) with Parent, pursuant to which, among other things and subject to the terms and conditions therein, H Partners agreed to vote all Shares beneficially owned by H Partners, representing approximately 8.7% of the outstanding Shares of the Company, in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger, and any other matter to be approved by the stockholders of the Company to facilitate such transactions, and not to vote in favor of any alternative transactions. H Partners has also agreed to be subject to the same restrictions on the solicitation or initiation of other acquisition proposals and on engaging in discussions regarding such proposals as are applicable to the Company’s representatives pursuant to the Merger Agreement. The Company signed the Voting and Support Agreement for purposes of acknowledging to and agreeing with H Partners that, in the event of any inconsistency between the Voting and Support Agreement and the Support Agreement entered into by the Company with H Partners and Company director Arik Ruchim, dated February 3, 2015 (which was previously disclosed in the Company’s Current Report on Form 8-K filed on February 4, 2015 and filed as Exhibit 10.1 thereto), the Voting Agreement will prevail as between the Company and H Partners.

The foregoing summary of the principal terms of the Voting and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of the Voting and Support Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement Amendments

On July 12, 2015 the Company amended the employment agreements with each of David G. Krall, the Company’s Senior Vice President and General Counsel, Victor A. Polen, the Company’s Senior Vice President and Chief Operating Officer and Albert E. VanDenBergh, the Company’s Senior Vice President and Chief Financial Officer (collectively, the “Amendments”). The Amendments for each of Messrs. Krall, Polen and VanDenBergh establish that upon a qualifying termination of employment (i.e., a termination of employment by the Company for any reason other than “Cause,” death or “Disability,” or a termination by the employee for “Good Reason” (as each such term is defined in the respective employment agreement)), each executive would be entitled to receive a severance payment equal to 200 percent of the sum of such executive’s annual base salary in effect immediately prior to the date of termination and target annual incentive for the year of termination. Additionally, the Amendments provide that upon a qualifying termination of employment, the Company will reimburse each executive for reasonable relocation expenses if he, within nine months after such termination, relocates from the Indianapolis, Indiana area. All other provisions of the respective employment agreements remain unchanged.

The Company’s employment agreement with Mr. Krall was previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on May 6, 2015, and the Company’s employment agreements with Messrs. Polen and VanDenBergh were each previously filed as Exhibit 10.1 to the Company’s Current Reports on Forms 8-K filed on May 1, 2015 and January 23, 2015, respectively.

Transaction Continuity Awards

Concurrently with entering into the Merger Agreement, the Company entered into Transaction Continuity Award Agreements with certain employees in recognition of their continued contributions to the Company, and to motivate a high level of commitment and to maintain continuity through the completion of the Merger and thereafter. Pursuant to the Company’s Transaction Continuity Award Agreement with Barbara Bitzer, Vice President, Global Controller, Ms. Bitzer will, subject to her continued employment with the Company, be eligible to receive a payment of $120,000 on June 30, 2016, or if earlier, upon a termination of employment by the Company without “Cause,” or by Ms. Bitzer with “Good Reason” (as each such term is defined in the Transaction Continuity Award Agreement), and a prorated amount in the event of Ms. Bitzer’s death or disability.

Strategic Committee Fees

On July 12, 2015, the board of directors of the Company approved fees of $200,000 and $100,000 for each of John Weber and Douglas K. Ammerman, respectively, in consideration for the additional time commitment and effort expended by each such director while serving as Chairman and an active member, respectively, of the Company’s Strategic Committee, which was established by the board of directors in order to facilitate the board’s exploration and evaluation of strategic alternatives and the negotiation of the Merger Agreement on behalf of the Company, as well as assisting the Company with preparation for and completion of the transactions. Consistent with his earlier waiver of director compensation in consideration for his service on the board of directors, Arik W. Ruchim waived receipt of any compensation in respect of his service as an active member of the Strategic Committee.

Indemnification Agreements

On July 12, 2015, the board of directors of the Company approved a revised form of Directors & Officers’ Indemnification Agreement (the “Indemnification Agreement”) and authorized the Company to enter into such an Indemnification Agreement with each member of the Company’s board of directors and each of the Company’s executive officers. Such form of Indemnification Agreement is substantially the same as the form of indemnification agreement previously filed as Exhibit 10.5 to the Amendment No. 1 to the Company’s Registration Statement on Form S-4, filed on November 12, 2014, except that the provisions thereof relating to the advancement of expenses have been revised to conform more closely to the Company’s bylaws.

The foregoing summary of the principal terms of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of the Indemnification Agreement filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 8.01 Other Events.

On July 13, 2015, the Company issued a press release announcing its entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statements Regarding Forward-Looking Information

Some of the statements contained in this filing with respect to the Company are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995.

These statements include declarations regarding intents, beliefs, estimates and current expectations of the Company. In some cases, forward-looking statements can be identified by terminology such as “may,” “might,” “will,” “should,” “could,” “expects,” “intends,” “assumes,” “seeks to,” “plans,” “anticipates,” “believes,” “projects,” “estimates,” “predicts,” “potential,” “future,” “goal,” “objective,” or “continue,” or the negative of such terms or other variations thereof or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such estimates, assumptions, risks, uncertainties and other factors include, but are not limited to, those related to (i) the likelihood that the transaction is consummated on a timely basis or at all, including whether government approvals sought in connection with the transaction will be obtained (or obtained within the time periods anticipated) and whether the other conditions required to complete the transaction will be met (or met within the time periods anticipated), (ii) whether the expected benefits of the transaction will be realized, (iii) the risk that, and uncertainty as to whether, costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, suppliers and other counterparties) related to the transaction may be greater than expected, and (iv) future financial results and liquidity, (v) development of new products and services, (vi) the effect of competitive products or pricing, (vii) the effect of commodity and raw material prices, (viii) the impact of supply chain cost management initiatives, (ix) restructuring risks, (x) customs duty claims, (xi) litigation uncertainties and warranty claims, (xii) conditions in the automotive industry, (xiii) foreign currency fluctuations, (xiv) costs related to re-sourcing and outsourcing products and (xv) the effect of economic conditions.

These forward-looking statements are also qualified by, and should be read together with the “Special note regarding forward-looking statements”, the “Risk Factors” and the other statements in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q, in each case as filed with the Securities and Exchange Commission (SEC) and available at www.sec.gov, and investors should refer to such risk factors and other statements in evaluating the forward-looking statements contained in the summaries above.

Any forward-looking statements speak only as to the date this Current Report on Form 8-K was filed with the SEC, and the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events except as otherwise required by law. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. Furthermore, it may not be possible for the Company to assess the impact of any such factor on its business (viewed independently or together) or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by BorgWarner Inc. In connection with the proposed acquisition, the Company intends to file relevant materials with the SEC, including the Company’s proxy statement on Schedule 14A. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Company stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from the Company. Such documents are not currently available.

Participants in Solicitation

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2015. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of July 12, 2015, among Remy International, Inc., BorgWarner Inc. and Band Merger Sub, Inc. The registrant agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon the request of the SEC in accordance with Item 601(b)(2) of Regulation S-K.

10.1	Voting and Support Agreement, dated as of July 12, 2015, among H Partners Management, LLC, H Partners, LP, H Partners Capital, LLC, P H Partners Ltd., H Offshore Fund Ltd., Rehan Jaffer, BorgWarner Inc. and Remy International, Inc.

10.2	Form of Indemnification Agreement

99.1	Press release issued by Remy International, Inc. dated July 13, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Remy International, Inc.

By:	/s/ John J. Pittas
Name:	John J. Pittas
Title:	President and CEO

Date: July 13, 2015

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of July 12, 2015, among Remy International, Inc., BorgWarner Inc. and Band Merger Sub, Inc. The registrant agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon the request of the SEC in accordance with Item 601(b)(2) of Regulation S-K.

10.1	Voting and Support Agreement, dated as of July 12, 2015, among H Partners Management, LLC, H Partners, LP, H Partners Capital, LLC, P H Partners Ltd., H Offshore Fund Ltd., Rehan Jaffer, BorgWarner Inc. and Remy International, Inc.

10.2	Form of Indemnification Agreement

99.1	Press release issued by Remy International, Inc. dated July 13, 2015.